Exhibit 99.1

For Further Information Contact

Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS FIRST QUARTER 2019

FINANCIAL RESULTS

  U.S. Weather conditions dampened first quarter results
  Tax rate higher due to impact of certain non-deductible expenses
  International results affected by currency headwinds
  Enhanced employee benefits had residual cost increases

ATLANTA, GEORGIA, April 24, 2019: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, reported strong unaudited financial results for its first quarter ended March 31, 2019.

The Company recorded first quarter revenues of $429.1 million, an increase of 5.0% over the prior year’s first quarter revenue of $408.7 million. Rollins reported net income of $44.2 million or $0.14 per diluted share in the first quarter ended March 31, 2019, compared to $48.5 million or $0.15 per diluted share for the same period in 2018.

Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. stated, “We had a successful quarter even while feeling the effects of artic weather and torrential rains in the country causing termites and other pests to remain dormant for the first quarter, however the company had improvements in both customer and employee retention. We look forward to warm weather and the spring pest season.”

“Our operations were well prepared and ready for a spring that has been delayed in many parts of the United States. Additionally, several items negatively impacted our EPS for the quarter by 1.5 cents. Mainly a higher tax rate, the strengthening U.S. dollar against foreign currency, professional services expenses related to acquisitions and enhanced employee benefit participation, affected the quarter by an average of $1M each,” stated Eddie Northen, Senior VP, CFO, and Treasurer of Rollins, Inc.

The Company continues to expect to close the acquisition of Clark Pest Control of Stockton, Inc. located in Lodi, California during the second quarter of 2019.  Closing remains subject to the receipt of regulatory clearance. Over the past month, we have completed the due diligence and met with expanded members of the Clark team and continue to be eager to bring them into our family of brands.

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, Rollins UK, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.cranepestcontrol.com, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s focus on achieving our 2019 plans and objectives and the expectation that the Clark Pest Control of Stockton, Inc. acquisition will close during the second quarter of 2019 subject to the receipt of regulatory clearance, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Act. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; changes in various government laws and regulations, including environmental regulations; and the impact of the U. S. Government shutdown. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2018.

ROL-Fin

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At March 31, (unaudited)	2019	2018
ASSETS
Cash and cash equivalents	$116,607	$84,319
Trade accounts receivables, net	104,593	96,459
Financed receivables, net	19,258	16,979
Materials and supplies	16,572	15,885
Other current assets	32,909	27,062
Total Current Assets	289,939	240,704
Equipment and property, net	136,806	136,272
Goodwill	370,492	364,606
Customer contracts	174,777	176,447
Other intangible assets, net	64,646	61,636
Operating lease, ROU assets	182,176	—
Financed receivables, long-term, net	26,376	22,305
Deferred income taxes, net	961	10,428
Prepaid pension	5,274	18,237
Other assets	20,625	20,061
Total Assets	$1,272,072	$1,050,696
LIABILITIES
Accounts payable	27,496	30,624
Accrued insurance, current	27,940	28,462
Accrued compensation and related liabilities	58,853	64,610
Unearned revenue	123,935	117,934
Operating lease liability, current	60,454	—
Other current liabilities	54,034	57,443
Total Current Liabilities	352,712	299,073
Accrued insurance, less current portion	34,148	34,787
Operating lease liability, less current portion	121,775	—
Long-term accrued liabilities	44,313	54,073
Total Liabilities	552,948	387,933
STOCKHOLDERS’ EQUITY
Common stock	327,530	327,280
Retained earnings and other equity	391,594	335,483
Total stockholders’ equity	719,124	662,763
Total Liabilities and Stockholders’ Equity	$1,272,072	$1,050,696

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2019	2018
REVENUES
Customer services	$429,069	$408,742
COSTS AND EXPENSES
Cost of services provided	217,258	206,143
Depreciation and amortization	16,683	16,916
Sales, general and administrative	139,530	126,487
Gain on sale of assets, net	(181)	(56)
Interest (income)/expense, net	(274)	58
	373,016	349,548
INCOME BEFORE INCOME TAXES	56,053	59,194
PROVISION FOR INCOME TAXES	11,827	10,669
NET INCOME	$44,226	$48,525
NET INCOME PER SHARE - BASIC AND DILUTED	$0.14	$0.15
Weighted average shares outstanding - basic and diluted	327,506	327,244

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

First Quarter 2019 results on

Wednesday, April 24, 2019 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 855-719-5012 domestic;

334-323-0505 international
at least 5 minutes before start time.

REPLAY: available through May 1, 2019

Please dial 888-203-1112/719-457-0820, Passcode 2305197

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.com

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com